EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements ((i) Form S-2 No. 333-69858; (ii) Forms S-3 No. 33-57119, No. 333-64381, No. 333-84774, No. 333-115083 and No. 333-142072; (iii) Form S-4 No. 333-19113 and (iv) Forms S-8 No. 2-93146, No. 333-61765, No. 333-61767 and No. 33-41408) of Urstadt Biddle Properties Inc. and in the related Prospectus of our reports dated January 9, 2009, with respect to the consolidated financial statements and schedules of Urstadt Biddle Properties Inc., and the effectiveness of internal control over financial reporting of Urstadt Biddle Properties Inc. included in this Annual Report (Form 10-K) for the year ended October 31, 2008.

New York, New York	/s/ PKF
January 9, 2009	Certified Public Accountants
A Professional Corporation